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RIVERSOURCE MONEY MARKET SERIES, INC. - N-SAR EXHIBITS

                                                                     EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS
COLUMBIA MONEY MARKET FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total dollar interest in the Fund.

PROPOSAL 1:  To elect directors to the Board.

                             DOLLARS VOTED "FOR"  DOLLARS VOTED "WITHHOLD"  ABSTENTIONS  BROKER NON-VOTES
---------------------------  -------------------  ------------------------  -----------  ----------------
01. Kathleen Blatz             1,540,170,853.500            67,912,375.900        0.000             0.000
02. Edward J. Boudreau, Jr.    1,538,643,140.726            69,440,088.674        0.000             0.000
03. Pamela G. Carlton          1,540,701,426.645            67,381,802.755        0.000             0.000
04. William P. Carmichael      1,538,607,614.059            69,475,615.341        0.000             0.000
05. Patricia M. Flynn          1,539,894,146.442            68,189,082.958        0.000             0.000
06. William A. Hawkins         1,538,986,578.199            69,096,651.201        0.000             0.000
07. R. Glenn Hilliard          1,538,656,476.072            69,426,753.328        0.000             0.000
08. Stephen R. Lewis, Jr.      1,538,921,266.994            69,161,962.406        0.000             0.000
09. John F. Maher              1,539,987,520.583            68,095,708.817        0.000             0.000
10. John J. Nagorniak          1,538,521,489.242            69,561,740.158        0.000             0.000
11. Catherine James Paglia     1,539,332,875.145            68,750,354.255        0.000             0.000
12. Leroy C. Richie            1,538,953,799.523            69,129,429.877        0.000             0.000
13. Anthony M. Santomero       1,538,985,916.043            69,097,313.357        0.000             0.000
14. Minor M. Shaw              1,539,172,340.759            68,910,888.641        0.000             0.000
15. Alison Taunton-Rigby       1,539,074,897.721            69,008,331.679        0.000             0.000
16. William F. Truscott        1,539,312,875.616            68,770,353.784        0.000             0.000

PROPOSAL 2: To approve a proposed amendment to the Articles of Incorporation.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,499,618,708.811             51,416,649.159  57,047,864.430             7.000

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PROPOSAL 3: To approve a proposed Agreement and Plan of Redomiciling.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,369,439,344.783             53,924,325.637  59,974,768.980   124,744,790.000

PROPOSAL 4: To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,370,624,235.582             54,826,462.876  57,887,740.942   124,744,790.000

PROPOSAL 5: To approve a proposal to authorize Columbia Management Investment Advisers, LLC to enter into and materially amend subadvisory agreements in the future, with the approval of the Fund's Board, but without obtaining shareholder approval.

DOLLARS VOTED "FOR"  DOLLARS VOTED "AGAINST"   ABSTENTIONS    BROKER NON-VOTES
-------------------  -----------------------  --------------  ----------------
1,328,841,476.214             97,848,866.225  56,648,094.961   124,744,792.000